Exhibit 99.1

The Home Depot Announces Fourth Quarter and Fiscal 2019 Results;
Reiterates Fiscal 2020 Business Outlook;
Increases Quarterly Dividend by 10 Percent

ATLANTA, February 25, 2020 -- The Home Depot®, the world's largest home improvement retailer, today reported fourth quarter and fiscal 2019 results.

Fourth Quarter 2019

Comparable sales for the fourth quarter of fiscal 2019 increased 5.2 percent, and comparable sales in the U.S. increased 5.3 percent.

Sales for the fourth quarter of fiscal 2019 were $25.8 billion compared to sales of $26.5 billion in the fourth quarter of fiscal 2018. Fiscal 2018 included an extra week of operations compared to fiscal 2019. The extra week of operations added approximately $1.7 billion of sales to the fourth quarter of fiscal 2018.

Net earnings for the fourth quarter of fiscal 2019 were $2.5 billion, or $2.28 per diluted share, compared to net earnings of $2.3 billion, or $2.09 per diluted share, in the fourth quarter of fiscal 2018. The extra week of operations added approximately $0.21 per diluted share to the fourth quarter of fiscal 2018.

Fiscal 2019

Comparable sales for fiscal 2019 increased 3.5 percent, and comparable sales in the U.S. increased 3.8 percent.

Sales for fiscal 2019 were $110.2 billion compared to sales of $108.2 billion in fiscal 2018.

Net earnings for fiscal 2019 were $11.2 billion, or $10.25 per diluted share, compared to net earnings of $11.1 billion, or $9.73 per diluted share in fiscal 2018.

“Fiscal 2019 was a record year for our business and one marked by significant progress as we invest to transform ourselves into The Home Depot of the future. We had a strong finish to the year as our fourth quarter results reflect strength in our core business, solid execution around our holiday events and the overall health of the consumer,” said Craig Menear, chairman, CEO and president.

“We are now two years into our multi-year investment program and have more conviction than ever that our strategic initiatives are creating a value proposition that is unique to the marketplace and will extend our leadership position for years to come. Through the second year of our One Home Depot investment program, we have grown sales by over $9 billion dollars – a level of growth unmatched in our market. I am proud of the way our associates continue to focus on our customers, and I want to thank them for their hard work and dedication in the fourth quarter and throughout the year.”

Dividend Declaration

The Company today announced that its board of directors approved a 10 percent increase in its quarterly dividend to $1.50 per share, which equates to an annual dividend of $6.00 per share.

“As a testament to our commitment to create value for our shareholders and a demonstration of confidence in the business going forward, the board has increased the dividend for the eleventh consecutive year,” said Richard McPhail, CFO and executive vice president. The dividend is payable on March 26, 2020, to shareholders of record on the close of business on March 12, 2020. This is the 132nd consecutive quarter the Company has paid a cash dividend.

Fiscal 2020 Guidance

The Company provided the following guidance for fiscal 2020:

•	Total sales growth of approximately 3.5 percent to 4.0 percent

•	Comparable sales growth of approximately 3.5 percent to 4.0 percent

•	Six new stores

•	Operating margin of approximately 14.0 percent

•	Net interest expense of approximately $1.2 billion

•	Effective tax rate assumption of approximately 24.0 percent

•	Share repurchases of at least $5.0 billion

•	Diluted earnings-per-share growth of approximately 2.0 percent to $10.45

•	Capital spending of approximately $2.8 billion

•	Depreciation and amortization expense of approximately $2.4 billion

•	Cash flow from operations of approximately $13.5 billion

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters. The conference call will be available in its entirety through a webcast and replay at ir.homedepot.com/events-and-presentations.

At the end of the fourth quarter, the Company operated a total of 2,291 retail stores in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The Company employs more than 400,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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Certain statements contained herein constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, the demand for our products and services; net sales growth; comparable sales; effects of competition; implementation of store, interconnected retail, supply chain and technology initiatives; inventory and in-stock positions; state of the economy; state of the housing and home improvement markets; state of the credit markets, including mortgages, home equity loans and consumer credit; impact of tariffs; issues related to the payment methods we accept; demand for credit offerings; management of relationships with our associates, suppliers and vendors; international trade disputes, natural disasters, public health issues, and other business interruptions that could disrupt supply or delivery of, or demand for, the Company’s products; continuation of share repurchase programs; net earnings performance; earnings per share; dividend targets; capital allocation and expenditures; liquidity; return on invested capital; expense leverage; stock-based compensation expense; commodity price inflation and deflation; the ability to issue debt on terms and at rates acceptable to us; the impact and expected outcome of investigations, inquiries, claims and litigation; the effect of accounting charges; the effect of adopting certain accounting standards; the impact of the Tax Cuts and Jobs Act of 2017 and other regulatory changes; store openings and closures; guidance for fiscal 2020 and beyond; financial outlook; and the integration of acquired companies into our organization and the ability to recognize the anticipated synergies and benefits of those acquisitions. Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. You should not rely on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties – many of which are beyond our control, dependent on the actions of third parties, or are currently unknown to us – as well as potentially inaccurate assumptions that could cause actual results to differ materially from our expectations and projections. These risks and uncertainties include, but are not limited to, those described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for our fiscal year ended February 3, 2019 and in our subsequent Quarterly Reports on Form 10-Q.

Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the Securities and Exchange Commission.

For more information, contact:
Financial Community	News Media
Isabel Janci	Stephen Holmes
Vice President of Investor Relations and Treasurer	Vice President of Corporate Communications
770-384-2666	770-384-5075
isabel_janci@homedepot.com	stephen_holmes@homedepot.com

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended (1)			Fiscal Year Ended (1)
in millions, except per share data	February 2, 2020	February 3, 2019	% Change	February 2, 2020	February 3, 2019	% Change
Net sales	$25,782	$26,491	(2.7)%	$110,225	$108,203	1.9%
Cost of sales	17,046	17,464	(2.4)	72,653	71,043	2.3
Gross profit	8,736	9,027	(3.2)	37,572	37,160	1.1
Operating expenses:
Selling, general and administrative	4,814	4,922	(2.2)	19,740	19,513	1.2
Depreciation and amortization	519	480	8.1	1,989	1,870	6.4
Impairment loss	—	247	N/M	—	247	N/M
Total operating expenses	5,333	5,649	(5.6)	21,729	21,630	0.5
Operating income	3,403	3,378	0.7	15,843	15,530	2.0
Interest and other (income) expense:
Interest and investment income	(17)	(20)	(15.0)	(73)	(93)	(21.5)
Interest expense	309	269	14.9	1,201	1,051	14.3
Other	—	16	N/M	—	16	N/M
Interest and other, net	292	265	10.2	1,128	974	15.8
Earnings before provision for income taxes	3,111	3,113	(0.1)	14,715	14,556	1.1
Provision for income taxes	630	769	(18.1)	3,473	3,435	1.1
Net earnings	$2,481	$2,344	5.8%	$11,242	$11,121	1.1%

Basic weighted average common shares	1,083	1,116	(3.0)%	1,093	1,137	(3.9)%
Basic earnings per share	$2.29	$2.10	9.0	$10.29	$9.78	5.2

Diluted weighted average common shares	1,088	1,121	(2.9)%	1,097	1,143	(4.0)%
Diluted earnings per share	$2.28	$2.09	9.1	$10.25	$9.73	5.3

	Three Months Ended			Fiscal Year Ended
Selected Sales Data (2) (3)	February 2, 2020	February 3, 2019	% Change	February 2, 2020	February 3, 2019	% Change
Customer transactions (in millions)	369.6	394.8	(6.4)%	1,616.0	1,620.8	(0.3)%
Average ticket	$68.29	$65.59	4.1	$67.30	$65.74	2.4
Sales per retail square foot	$425.70	$414.17	2.8	$454.82	$446.86	1.8
 —————

(1)
The three months ended February 2, 2020 include 13 weeks and the three months ended February 3, 2019 include 14 weeks. The fiscal year ended February 2, 2020 includes 52 weeks and the fiscal year ended February 3, 2019 includes 53 weeks. The additional week included in three months and fiscal year ended February 3, 2019 added approximately $1.7 billion in net sales and $0.21 in diluted earnings per share.

(2)	Selected Sales Data does not include results for the legacy Interline Brands business, now operating as a part of The Home Depot Pro.

(3)
The additional week included in the three months and fiscal year ended February 3, 2019 increased customer transactions by 24.5 million, added $0.01 to average ticket, and increased sales per retail square foot by $6.87.

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in millions	February 2, 2020	February 3, 2019
Assets
Current assets:
Cash and cash equivalents	$2,133	$1,778
Receivables, net	2,106	1,936
Merchandise inventories	14,531	13,925
Other current assets	1,040	890
Total current assets	19,810	18,529
Net property and equipment	22,770	22,375
Operating lease right-of-use assets	5,595	—
Goodwill	2,254	2,252
Other assets	807	847
Total assets	$51,236	$44,003

Liabilities and Stockholders' Equity
Current liabilities:
Short-term debt	$974	$1,339
Accounts payable	7,787	7,755
Accrued salaries and related expenses	1,494	1,506
Current installments of long-term debt	1,839	1,056
Current operating lease liabilities	828	—
Other current liabilities	5,453	5,060
Total current liabilities	18,375	16,716
Long-term debt, excluding current installments	28,670	26,807
Long-term operating lease liabilities	5,066	—
Other liabilities	2,241	2,358
Total liabilities	54,352	45,881
Total stockholders’ (deficit) equity	(3,116)	(1,878)
Total liabilities and stockholders’ equity	$51,236	$44,003

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Fiscal Year Ended (1)
in millions	February 2, 2020	February 3, 2019
Cash Flows from Operating Activities:
Net earnings	$11,242	$11,121
Reconciliation of net earnings to net cash provided by operating activities:
Depreciation and amortization	2,296	2,152
Stock-based compensation expense	251	282
Impairment loss	—	247
Changes in working capital	(452)	(687)
Changes in deferred income taxes	202	26
Other operating activities	184	(103)
Net cash provided by operating activities	13,723	13,038

Cash Flows from Investing Activities:
Capital expenditures, net of non-cash capital expenditures	(2,678)	(2,442)
Payments for business acquired, net	—	(21)
Proceeds from sales of property and equipment	37	33
Other investing activities	(12)	14
Net cash used in investing activities	(2,653)	(2,416)

Cash Flows from Financing Activities:
Repayments of short-term debt, net	(365)	(220)
Proceeds from long-term debt, net of discounts and premiums	3,420	3,466
Repayments of long-term debt	(1,070)	(1,209)
Repurchases of common stock	(6,965)	(9,963)
Proceeds from sales of common stock	280	236
Cash dividends	(5,958)	(4,704)
Other financing activities	(176)	(26)
Net cash used in financing activities	(10,834)	(12,420)
Change in cash and cash equivalents	236	(1,798)
Effect of exchange rate changes on cash and cash equivalents	119	(19)
Cash and cash equivalents at beginning of year	1,778	3,595
Cash and cash equivalents at end of year	$2,133	$1,778
 —————

(1)	Fiscal year ended February 2, 2020 includes 52 weeks. Fiscal year ended February 3, 2019 includes 53 weeks.